Exhibit 99.1

Power REIT Acquires Greenhouse Cannabis Cultivation Facility in Highly Accretive Transaction

Old Bethpage, New York, February 4, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has acquired a 37,000 square foot state-of-the art greenhouse cannabis cultivation facility located in Riverside County, California (the “Property”) through a wholly owned subsidiary (“PropCo”) for $7.685 million. Power REIT funded the transaction using $2.685 million of cash on hand and the issuance of 192,308 shares of Power REIT’s Series A Preferred Stock (NYSE American ticker: PW.PRA), which had a closing price of $26.00 per share on February 2, 2021.

The property is leased to Canndescent (“Canndescent”), the #1 selling flower brand for luxury cannabis, with over 50% store penetration in California. Canndescent offers ultra-premium products grown through a proprietary cultivation process. The lease provides straight-line annual rent of approximately $1,074,000 which represents an unleveraged CORE FFO yield to the Common Shares of Power REIT of greater than 26%. The transaction increases Power REIT’s CORE FFO on a run rate basis by approximately $0.21 per share relative to the prior run rate guidance. This increase in CORE FFO is based on using proceeds from the pending Rights Offering that Power REIT is conducting in order to fund the acquisition. Accordingly, such calculation is based on adding approximately 101,000 common shares in order to provide an indication of the pro-forma impact from the acquisition.

David Lesser, Power REIT’s Chairman and CEO, commented, “This transaction demonstrates Power REIT’s ability to source and close accretive real estate acquisitions that we believe should result in the creation of significant shareholder value. This acquisition expands our national footprint into the California market, which is the largest cannabis market in the United States. The acquisition provides attractive valuation metrics including a discount to replacement cost and a lower price than recent comparable property sales in the market. We are also pleased to establish a relationship with Canndescent which is a sophisticated cannabis operator with premier brands and significant customer loyalty.”

Adrian Sedlin, Founder and CEO of Canndescent, commented, “We are excited to partner with Power REIT and are already exploring additional pipeline and business opportunities that could be mutually beneficial to us and Power REIT as we both continue to expand our respective businesses.”

Mr. Lesser concluded, “In addition, we believe that our previously announced Rights Offering is a very investor friendly component of our capital plan that should allow shareholders the opportunity to participate in our immediate growth plans. As previously announced, we have extended the closing on the Rights Offering to February 5, 2021. This was in response to the significant interest we have received and to allow as many shareholders as possible to participate. We are optimistic about our acquisition pipeline and hope to announce additional acquisitions in the near future.”

UPDATED INVESTOR PRESENTATION

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

STATEMENT ON SUSTAINABILITY

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture (CEA Facilities), Renewable Energy and Transportation. CEA Facilities, such as greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. CEA facilities use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s. Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 home on a carbon free basis. Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

ABOUT POWER REIT

Power REIT is a real estate investment trust (REIT) that owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture. Additional information about Power REIT can be found on its website: www.pwreit.com

ABOUT CANNDESCENT

CANNDESCENT leads the cannabis industry in innovation and empowers adults to turn down the noise, unlock the moment and transform their lives with ultra-premium cannabis products. In 2015, CANNDESCENT redefined cannabis, launching the industry’s first luxury brand and becoming the first cultivator to pioneer effects-based cannabis by introducing user-friendly categories like Calm, Cruise, Create, Connect and Charge. Since 2017, CANNDESCENT has been California’s #1-selling, luxury flower brand; in 2018, it launched the industry’s first commercial-scale solar project; in 2019, CANNDESCENT, with its other brands, became the #1-selling flower company in the California market. Consumers can purchase CANNDESCENT products in select dispensaries across California. Learn more about the company at: www.canndescent.com.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONACT:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com